Exhibit 99.1

BioSpecifics Technologies Corp. Reports Second Quarter 2015 Financial Results

LYNBROOK, NY – August 10, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC) (“BioSpecifics” or the “Company”), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in Europe, today announced its financial results for the second quarter ended June 30, 2015 and provided a corporate update.

"We continue to focus on expanding the addressable opportunities for XIAFLEX® both commercially and clinically. We were very pleased to announce last month that Asahi Kasei Pharma Corporation (Asahi Kasei) received approval from the Japanese Pharmaceutical and Medical Device Agency for XIAFLEX for the treatment of patients with Dupuytren's contracture in Japan and that in May, the American Urological Association (AUA) presented its first ever treatment guidelines for Peyronie’s disease recommending the use of CCH,” said Thomas L. Wegman, President of BioSpecifics. “Our partner Endo reported that XIAFLEX had a solid second quarter, with an approximate increase in total vials shipped year-over-year of 67%. We look forward to continued strong commercial growth as well as clinical development momentum.”

“Our robust financial results for the second quarter are a result of commercial growth for XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in the first quarter of 2015, which we recognize on a one quarter lag, and we are happy to report today that our net income tripled and our total revenues increased 81% from second quarter 2014,” continued Mr. Wegman.

Second Quarter 2015 Financial Results

BioSpecifics reported net income of $1.8 million for the second quarter ended June 30, 2015, or $0.26 per basic share and $0.24 per share on a fully diluted basis, compared to net income of $0.6 million, or $0.09 per basic share and $0.08 per share on a fully diluted basis for the same period in 2014.

Total revenue for the second quarter ended June 30, 2015 was $4.7 million, compared to $2.6 million for the same period in 2014.

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics’ agreement with Endo International plc (Endo) for the second quarter ended June 30, 2015 were $4.7 million, compared to $2.6 million for the same period in 2014.

Licensing revenue consists of licensing fees, sublicensing fees and milestone payments. BioSpecifics recognized certain licensing fees related to the cash payments received under the Second Amended and Restated Development and Licensing Agreement with Auxilium Pharmaceuticals, Inc., now a wholly-owned subsidiary of Endo, (the "Auxilium Agreement") in prior years and amortized them over the expected development period. For the second quarter ended June 30, 2015, the Company recognized licensing revenue related to the development of CCH, of $12,344, as compared to $17,282 in the 2014 period.

Research and development expenses were $0.3 million for each of the three month periods ended June 30, 2015 and 2014.

General and administrative expenses for the second quarter ended June 30, 2015 were $1.8 million, compared to $1.5 million for the same period in 2014.

Provision for income taxes for the second quarter ended June 30, 2015 were $0.9 million compared to $0.3 million for the same period in 2014.

As of June 30, 2015, BioSpecifics had cash and cash equivalents, and investments of $29.2 million, compared to $22.0 million as of December 31, 2014.

XIAFLEX Commercial Highlights:

On August 10, 2015, Endo released the following commercial highlights for the second quarter of 2015:

  Approximately 13,100 demand vials were shipped April 1, 2015 through June 30, 2015. This includes approximately 6,900 demand vials in Peyronie’s disease compared to 2,752 in the same period last year and approximately 6,200 demand vials in Dupuytren's contracture compared to 5,092 in the same period last year and represents year-over-year growth of approximately 67%.
  There was continued commercial progress and growth in Peyronie’s disease and as of June 30, 2015, there were approximately 2,100 certified physicians and approximately 9,800 cumulative patients enrolled in the re-imbursement program.

In July 2015, Asahi Kasei received approval for its regulatory application to the Japanese Pharmaceutical and Medical Device Agency for XIAFLEX for the treatment of patients with Dupuytren's contracture in Japan.

In May 2015, the AUA presented its first ever treatment guidelines for Peyronie's disease at its 110th Annual Scientific Meeting in New Orleans, LA. The AUA recommends the use of XIAFLEX in combination with modeling in patients with stable Peyronie's disease, penile curvature greater than 30 degrees and less than 90 degrees, and intact erectile function. XIAFLEX is the only treatment approved by the FDA for adult men with Peyronie's disease. Endo reported that XIAFLEX received a stronger recommendation than any other potential treatment option for Peyronie's disease, based on the strength of existing data.

In May 2015, the U.S. Food and Drug Administration (FDA) approved a label expansion for XIAFLEX for the treatment of Dupuytren's contracture patients to include the indication of treatment of recurrent contractures. Endo estimates that 20 to 60% of patients are eligible for retreatment of recurrent contractures.

Pipeline Updates:

BioSpecifics manages the development of CCH for human lipomas and uterine fibroids, and initiates the development of CCH in new potential indications. In addition to Dupuytren's contracture and Peyronie's disease, Endo's licensed rights include frozen shoulder syndrome, cellulite and canine lipomas. Endo remains on track to initiate Phase 2b studies of CCH in frozen shoulder syndrome and cellulite by the end of 2015.

Endo has also discussed the potential expansion of its CCH development pipeline into currently un-licensed assets including uterine fibroids, human lipoma, keloids, tennis elbow and capsular contracture of the breast. BioSpecifics expects to report Phase II top-line results for its ongoing trial for CCH in human lipomas in the first half of 2016. The study is an opt-in study and Endo will have the opportunity to expand the field of its license to include this indication based on a full analysis of the final data from this study.

Webcast and Conference Call

BioSpecifics will host a conference call tomorrow at 9:00 a.m. ET to discuss these second quarter 2015 results. In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/967/9615.

A replay of the call will be available one hour after the end of the conference on August 11, 2015 until 9:00 a.m. ET on August 19, 2015. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10069521. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation has marketing rights in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements in this Report include statements concerning, among other things, the continuation of commercial growth and clinical development momentum of XIAFLEX and the strength of such continuation of commercial growth and clinical development momentum; Endo’s commitment to advancing the CCH pipeline and the potential expansion of Endo’s CCH development pipeline into currently un-licensed assets including uterine fibroids, human lipoma, tennis elbow, keloids and capsular contraction of the breast; the timing of Endo's initiation of the Phase 2b studies of CCH in frozen shoulder syndrome and cellulite; the timing of BioSpecifics reporting Phase 2 top-line data from its ongoing trial for CCH in human lipomas and Endo's willingness to expand the field of its license to include this indication; and the number of patients eligible for retreatment of recurrent contractures. In some cases, these statements can be identified by forward-looking words such as "expect," "likely," "continue," "estimates," "may," "will, "currently," and "potential," the negative or plural of these words, and other similar expressions. These forward-looking statements are the Company’s predictions based on its current expectations and its projections about future events. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements, including the ability of Endo and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Endo or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the protection of the Company’s intellectual property portfolio; the timing of regulatory filings and action; the receipt of any payments from Endo; and other risk factors identified in BioSpecifics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, its Annual Report on Form 10-K for the year ended December 31, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this presentation are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Royalties	$4,702,631	$2,624,774	$10,296,740	$5,365,092
Licensing revenue	12,344	17,282	24,689	34,565
Total Revenues	4,714,975	2,642,056	10,321,429	5,399,657

Costs and expenses:
Research and development	256,736	286,332	496,201	669,036
General and administrative	1,795,265	1,490,514	3,598,387	2,736,819
Total costs and expenses	2,052,001	1,776,846	4,094,588	3,405,855

Operating income	2,662,974	865,210	6,226,841	1,993,802

Other income:
Interest income	18,482	7,352	32,202	14,323
Other, net	-	10,449	4,633	15,277
	18,482	17,801	36,835	29,600

Income before income tax expense	2,681,456	883,011	6,263,676	2,023,402
Income tax expense	(924,252)	(305,045)	(2,175,572)	(691,447)

Net income	$1,757,204	$577,966	$4,088,104	$1,331,955

Earnings per share:
Basic	$0.26	$0.09	$0.61	$0.21
Diluted	$0.24	$0.08	$0.57	$0.19

Shares used in calculation of earnings per share:
Basic	6,759,147	6,429,203	6,749,153	6,404,170
Diluted	7,233,133	7,009,625	7,225,806	7,018,533

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	June 30,	December 31,
	2015	2014 (1)
Cash and cash equivalents	$8,547,199	$9,810,816
Investments	20,682,847	12,150,436
Accounts and other receivables, net	3,829,594	3,640,163
Deferred tax assets	838,143	1,078,771
Working capital	31,790,265	24,477,598
Total assets	38,298,679	31,026,824
Long-term liabilities	74,068	98,757
Total stockholders' equity	37,265,705	30,256,855

(1) The selected consolidated balance sheet information for the year ended December 31, 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements